EXHIBIT 10.1

                            Montebello Developments
                    (a style name of 2062331 ONTARIO INC.)
                               TEL: 416.903.4457

February 10, 2005

Salchi S.A. De C.V cba
Pueblomex Project
Salichi Bay, Huatuico
Oaxaca, Mexico



ATTN: Leon Page
---------------


Dear Leon,


This letter shall form the basis for entering into a more formal agreement with you to develop the Salchi Bay, Villa Development (the "project") in Huatulco, Mexico.

We will pay USD $ 1,100 per square meter of building living space (approximately 140 sq. meters per house), land (approximately 160 sq. meters per house) included to construct the houses on the property. Six houses will be completed at each phase. A deposit will be made at the start of construction for each house and the balance paid over construction milestones outlined in the attached schedule 'A'. Once the first six are completed we will immediately begin with the next phase of six and repeat the process for each six homes. We will have the rights to all remaining lots and houses to be built thereon.

You will remain with the project and we will employ our own property manager and site supervisor. This agreement will also include land for grounds development and the construction of a pool and common elements to include swimming pool, tennis court, bachi court, exercise room and marine equipment room. Prices for each ancillary item listed in schedule 'B'.

Upon acceptance of this agreement, we will direct a deposit of USD $50,000 to be transferred to your account by bank wire and thereafter to be credited to the construction of the first houses. We will have the opportunity for 30 days to conduct our due diligence into all costs and the feasibility of the project. Upon being satisfied with the due diligence the parties shall enter into a detailed purchase agreement, construction agreement and property management agreement all to be negotiated in good faith on reasonable terms and to be finalized within 30 days of the due diligence.

We appreciate the opportunity to enter into this agreement with you and look forward to a prosperous relationship. I trust the above meets with your approval, kindly sign and return the letter at your very earliest convenience by fax at 1.905.882.1220.

The undersigned hereby agree to the terms and conditions set out herein.

Dated this 25th day of February, 2005.

Signed by:     /s/ Vic Dominelli       Signed by:     /s/ Leon Page
               --------------------                   --------------------
               Vic Dominelli                          Leon Page


On Behalf of:                          On behalf of:  Salchi S.A. De C.V. and
               2062331 Ontario Inc.                   Pueblo Mex
               --------------------                   ------------------------
               the "buyer"                            the "seller"

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                                  SCHEDULE 'A'
                                  ------------

Option Payment Schedule 1

1. 25% Down payment
2. 70% Over Six Equal Monthly Installments in Arrears
3. 5% Final Payment


Option Payment Schedule 2

1. 30% Down Payment
2. 30% At Completion of Concrete work of Foundation, Main Floor and Walls up to Second Floor
3. 20% At Completion of Complete Interior and Exterior structure, Plumbing, Electrical and Plaster Finish
4. 20% Upon Final Completion including Fixtures, Painting, Tile Work


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                                  SCHEDULE 'B'
                                  ------------

Open Space Terrace

    Open spaced terrace integrated to the villa. Including tile floors, hand railings made of rustic varnished wood, 'palapa' (thatched roof), sink, electric and sanitary installations in addition to gas installation for barbeque.

                Price: USD $250.00 per square meter


Retaining Wall (Brick)

    Retaining wall made of bricks and concrete with foundation, finishing with a sealant and paint.

                Price: USD $37.50 per linear meter
                (Up to half a meter)


Retaining Wall (Stone)

    Retaining wall adorned with stones on concrete base. Including excavation of 50 cm depth and width.

                Price: USD $120.00 per square meter


Walkways

    Walkways constructed of concrete and rustic wood a sealer and paint. Fully equipped with electrical lighting along the sides, made out of clay lamps.

                Price:  USD $47.00 per linear meter


Rain Water Collector Drain

                Price: USD $12.60 per linear meter


Berm

    Soil bank covered with a wire mesh and wire net finish. Sealed and painted.

                Price: USD $37.50 per square meter



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